Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin EVP of Finance and Administration (603) 880-9500

Robert Fusco Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Announces 12.6 Percent Same-Store Holiday Sales Gain,

Raises Earnings Forecast for Year by 10 Cents a Share

NASHUA, N.H., January 7, 2004—Specialty retailer Brookstone, Inc. (Nasdaq: BKST), en route to a record year for revenue and profits, today announced that same-store sales for the two-month Holiday period ended January 3, 2004, soared 12.6 percent over Holiday 2002. Total sales increased 18.5 percent to $198.7 million, while Direct Marketing sales jumped 29.6 percent to $33.8 million.

As a result of this strong performance, Brookstone raised its earnings forecast for the year to between $1.25 and $1.27 per diluted share, from a previous estimate of $1.14 to $1.17 per diluted share. The upwardly revised numbers represent a record profit for Brookstone and an increase of between 34 percent and 37 percent over the $0.93 per diluted share the Company earned in 2002. Final results will depend on January sales and total inventory shrink results, among other factors.

Year-to-date same-store sales surged 11.1 percent and total sales climbed 15.5 percent to $413.8 million, as compared to the same period last year. Sales in the Direct Marketing segment for the year rose 15.8 percent to $71.3 million.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said the strong results further validate the Company’s business model of offering innovative and functional products that differentiate Brookstone from the rest of retailing.

“In this highly competitive and volatile retail environment, our success is related directly to the quality and uniqueness of the products we bring to market, a strategy that proved very successful this Holiday season as we recorded strong sales in many categories,” Mr. Anthony said. “These results also reflect our longstanding strategy of differentiating our Company and generating sales by way of our unique products, rather than through price promotions and discounts. This strategy enables us to flow-through a significant amount of our above-forecast sales to the bottom line. Furthermore, stores incorporating our award-winning New Store Design performed extremely well, with remodeled stores delivering sales increases at approximately twice the Company average.”

Mr. Anthony continued: “Our double-digit same-store sales increase this Holiday is even more impressive when taken in light of our strong Holiday results in 2002, during which we recorded a 7.8 percent same-store sales increase.”

Looking forward to year-end fiscal 2003, Mr. Anthony said: “As a result of our strong performance over the entire year and particularly during the all-important Holiday sales season, we are pleased to announce that we are raising our earnings forecast for the year to between $1.25 and $1.27 per diluted share. Based on these new projections, Brookstone will earn a record profit for fiscal year 2003.”

Mr. Anthony concluded: “We believe we are well-positioned for continued success into 2004 and beyond based on the array of proprietary products in our pipeline. In the coming months we will introduce new, unique and innovative products across a variety of categories that we believe will further differentiate Brookstone from the rest of retailing in terms of product selection and financial performance.”

Brookstone, Inc. is a specialty retailer that operates 272 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles—Brookstone, Hard-to-Find Tools and Gardeners Eden—as well as e-commerce web sites at http://www.Brookstone.com and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.